EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Lester A. Aaron
Chief Financial Officer
818) 591-9800

UNICO AMERICAN CORPORATION REPORTS RESULTS
 FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2007

Woodland Hills, California, November 9, 2007 - Unico American Corporation (NASDAQ - “UNAM”) announced today that for its quarter ended September 30, 2007, revenues were $12,480,249 and net income was $1,534,251 ($0.27 diluted income per share) compared with revenues of $13,659,332 and net income of $2,214,146 ($0.39 diluted income per share) for the quarter ended September 30, 2006.  Revenues for the nine months ended September 30, 2007, were $37,965,190 and net income was $4,849,163 ($0.85 diluted income per share) compared with revenues of $41,400,153 and net income was $6,058,416 ($1.07 diluted income per share) for the nine months ended September 30, 2006.

Stockholders’ equity was $66,998,902 at September 30, 2007, or $11.91 per common share including unrealized after-tax investment gains of $747,477 compared to stockholders’ equity of $60,871,022 or $10.89 per common share including unrealized after-tax investment losses of $216,074 at December 31, 2006.

Unico American Corporation is an insurance holding company that provides property, casualty, health and life insurance, and related premium financing through its wholly owned subsidiaries.

(Table Follows)

UNICO AMERICAN CORPORATION AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED FINANCIAL DATA
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Revenues
Insurance Company Revenues
Premium earned	$12,053	$14,007	$37,186	$43,145
Premium ceded	2,854	3,330	8,794	10,449
Net premium earned	9,199	10,677	28,392	32,696
Investment income	1,717	1,522	5,000	4,277
Other income	28	22	57	70
Total Insurance Company Revenues	10,944	12,221	33,449	37,043

Other Revenues from Insurance Operations
Gross commissions and fees	1,363	1,242	3,966	3,767
Investment income	37	26	115	71
Finance charges and fees earned	133	168	425	513
Other income	3	2	10	6
Total Revenues	12,480	13,659	37,965	41,400

Expenses
Losses and loss adjustment expenses	5,685	5,718	17,103	18,290
Policy acquisition costs	2,096	2,252	6,397	7,018
Salaries and employee benefits	1,432	1,435	4,317	4,118
Commissions to agents/brokers	267	137	707	447
Other operating expenses	828	712	2,292	2,195
Total Expenses	10,308	10,254	30,816	32,068

Income Before Income Taxes	2,172	3,405	7,149	9,332
Income Tax Provision	638	1,191	2,300	3,274

Net Income	$1,534	$2,214	$4,849	$6,058

PER SHARE DATA
Basic
Earnings Per Share	$0.27	$0.40	$0.86	$1.09
Weighted Average Shares (000)	5,625	5,590	5,610	5,560
Diluted
Earnings Per Share	$0.27	$0.39	$0.85	$1.07
Weighted Average Shares (000)	5,686	5,661	5,683	5,648

INSURANCE COMPANY STATUTORY OPERATING RATIOS
Losses and Loss Adjustment Expenses	61.5%	53.3%	60.0%	55.7%
Underwriting Expenses	30.2%	29.4%	30.3%	29.8%
Combined Ratio	91.7%	82.7%	90.3%	85.5%